Exhibit 99.1

Wheeler Real Estate Investment Trust, Inc. Announces Details of Planned Modified Dutch Auction Tender Offer

Virginia Beach, VA – April 19, 2021 – Wheeler Real Estate Investment Trust, Inc. (the “Company”) (NASDAQ: WHLR) today announced that it plans to commence on April 19, 2021 a “modified Dutch auction” tender offer to purchase up to $12 million in value of its outstanding Series D Cumulative Convertible Preferred Stock, no par value per share (the “Series D Shares”), at a price per Series D Share of not less than $15.50 and not greater than $18.00. The tender offer will commence upon the filing by the Company of a tender offer statement on Schedule TO.

Modified Dutch Auction Tender Offer Details

The Company plans to commence an offer to purchase up to $12 million in value of Series D Shares at a price per Series D Share of not less than $15.50 and not greater than $18.00. The closing price of the Series D Shares on the Nasdaq Stock Market on April 16, 2021, the last full trading day before the planned commencement of the tender offer, was $18.05 per Series D Share. The “modified Dutch auction” tender offer is expected to commence on April 19, 2021, and is intended to expire at 12:00 midnight, New York City time, at the end of Friday, May 14, 2021, unless the offer is extended. Tenders of Series D Shares must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration time, in each case, in accordance with the procedures described in the tender offer materials. The Company intends to pay for the shares repurchased in the tender offer with available cash.

A “modified Dutch auction” tender offer allows stockholders to indicate how much stock and at what price within the specified offer range they wish to tender their stock. Based on the number of Series D Shares tendered and the prices specified by the tendering stockholders, the Company will determine the lowest price per Series D Share within the specified range that will enable it to purchase $12 million of Series D Shares at such price, or such lesser number of Series D Shares that are tendered and not withdrawn (the “Final Purchase Price”), subject to the terms of the tender offer. All Series D Shares purchased by the Company in the tender offer will be purchased at the same price.

If, based on the Final Purchase Price, more than $12 million in value of Series D Shares (or such greater number of Series D Shares as the Company may choose to purchase without amending or extending the tender offer) are properly tendered and not properly withdrawn, the Company will purchase shares tendered at or below the Final Purchase Price on a pro rata basis, subject to certain “odd lot” priority and conditional tender provisions.

Stockholders whose Series D Shares are purchased in the tender offer will be paid the determined purchase price in cash, less any applicable withholding taxes and without interest, after the expiration of the tender offer. The Company believes that the “modified Dutch auction” tender offer provides its stockholders with the opportunity to tender all or a portion of their Series D Shares, and thereby receive a return of some or all of their investment in the Company, if they so elect.

The tender offer will not be contingent upon the receipt of financing or any minimum number of Series D Shares being tendered. However, the tender offer is subject to a number of other terms and conditions, which will be described in detail in the offer to purchase for the tender offer. Specific instructions and a complete explanation of the terms and conditions of the tender offer will be contained in the offer to purchase, the related letter of transmittal and other related materials, which will be mailed to stockholders of record promptly after commencement of the tender offer.

While the Company’s Board of Directors has authorized the Company to make the tender offer, neither the Company, its Board of Directors, the dealer manager, the information agent, nor the depositary makes any recommendation as to whether to tender or refrain from tendering Series D Shares or as to the price at which to tender them. The Company has not authorized any person to make any such recommendation. Stockholders must make their own decision as to whether to tender their Series D Shares and, if so, how many Series D Shares to tender and the purchase price or purchase prices at which they will tender them. In doing so, stockholders should consult their own financial and tax advisors and read carefully and evaluate the information in the tender offer documents, when available.

The dealer manager for the tender offer is Compass Point Research & Trading, LLC. Equiniti Trust Company is serving as information agent for the tender offer and Computershare is serving as the depositary for the tender offer. Cadwalader, Wickersham & Taft LLP is serving as counsel to the Company for the tender offer. Once commenced, for all questions relating to the tender offer, please call the information agent, Equiniti Trust Company toll-free at (833) 503-4130; banks and brokers may call the depositary, Computershare Inc., at (877) 373-6374 or the dealer manager, Compass Point Research & Trading, LLC, at (202) 534-1381, respectively.

Additional Information Regarding the Tender Offer

The tender offer described in this communication (the “Offer”) has not yet commenced. This communication is for informational purposes only. This communication is not a recommendation to buy or sell the Company’s Series D Shares or any other securities, and it is neither an offer to purchase nor a solicitation of an offer to sell the Company’s Series D Shares or any other securities. On the commencement of the Offer, the Company will file a tender offer statement on Schedule TO, including an offer to purchase, letter of transmittal and related materials, with the United States Securities and Exchange Commission (the “SEC”). The Offer will only be made pursuant to the offer to purchase, letter of transmittal and related materials filed as a part of the Schedule TO. Stockholders should read carefully the offer to purchase, letter of transmittal and related materials because they contain important information, including the various terms of, and conditions to, the Offer. Once the Offer is commenced, stockholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, letter of transmittal and other documents that the Company will be filing with the SEC at the SEC’s website at www.sec.gov or from the Company’s website at https://ir.whlr.us/ or from the information agent for the tender offer.

About Wheeler Real Estate Investment Trust, Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully integrated, self-managed commercial real estate investment trust (REIT) focused on owning and operating income-producing retail properties with a primary focus on grocery-anchored centers. Please visit: www.whlr.us.

Forward Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors.